The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the prospectus referenced are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 19, 2007

Pricing Supplement No. 186L, dated June , 2007	Rule 424(b)(3)
(To Prospectus dated April 5, 2005 and Prospectus Supplement dated April 12, 2005)	File No. 333-117775

JPMORGAN CHASE & CO.

FIXED RATE - FLOATING RATE NOTE
[X]	Senior Medium-Term Notes, Series C Due From Nine Months to Thirty Years from Date of Issue
[ ]	Subordinated Medium Term Notes, Series A Due From Nine Months to Thirty Years from Date of Issue
Principal Amount: Issue Price: Commission or Discount: Proceeds to Company:	$ 100% $ $
Underwriters	Principal Amount To be Purchased
J.P. MORGAN SECURITIES INC.	$
TOTAL	$ __________
Underwriters' Capacity: if as principal	[ ] As agent	[X] As principal

[ ]	The Notes are being offered at varying prices relating to prevailing market prices at the time of sale. SEE BELOW.
[ X ]	The Notes are being offered at a fixed initial public offering price equal to the Issue Price (as a percentage of Principal Amount).

Issue Date:	June __, 2007
Stated Maturity:	__________, or if that day is not a business day, the immediately preceding business day.

Form:   [X]   Book-entry   [_]  Certificated

Currency:   U.S. Dollars

The notes will bear interest at a fixed rate from ____, 2007, up to, but excluding, _______, and at a floating rate thereafter.

Fixed Rate Terms
Fixed Rate Period:	June __, 2007 to, but excluding, _________________

Interest Rate:	_________%

Daycount Convention:	Act/360
Interest Payment Date:	________

Floating Rate Terms

Floating Rate Period:	__________ to, but excluding, maturity

Benchmark:	3-month LIBOR

Designated LIBOR Page:	Reuters Screen LIBOR01

Spread to Benchmark:	______basis points

Daycount Convention:	Act/ 360

Interest Reset Dates:	Quarterly, on the ____ day or next business day, via modified following business day convention of each ______________, commencing __________

Interest Payment Dates:	Quarterly, on the ____ day or next business day, via modified following business day convention of each_______________, commencing __________and at maturity

Settlement Period: The terms agreement provides that the closing will occur on June _ , 2007, which will be more than three U.S. business days after the date of this pricing supplement. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.